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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 8-K
                                 CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 23, 1995


                    AMERICAN BUSINESS COMPUTERS CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           FLORIDA                       0-14922                59-2001203
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(State or other jurisdiction of        (Commission           (I.R.S. Employer
 incorporation or organization)        File Number)         Identification No.)


         451 KENNEDY ROAD
            AKRON, OHIO                                        44305
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(Address of principal executive offices)                     (Zip Code)


     Registrant's telephone number, including area code:  (216) 733-2841
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ITEM 5.  Other Events
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        The Company hereby reports on two events that it deems important to its security holders:


A.      On June 16, 1995, the United States District Court for the
Southern District of New York approved and adjudged as "fair, reasonable and adequate" the terms of a settlement in a class action lawsuit, filed originally in 1991. No objections to any aspects of the settlement were filed with the Court prior to the entry of the Final Order of Judgement. With this settlement, the Company has no further litigation pending against it.

        The settlement provides for the payment to the plaintiff class of a minimum aggregate of $6,500,000 in cash and shares in the Company's common stock. Pepsi-Cola Company and Hussmann Corporation will contribute 1,000,000 and 400,000 shares of the Company's common stock, respectively. Certain individual defendants, who are current or former officers or Directors of the Company, have contributed approximately $1,400,000. The Company will contribute approximately $450,000 and 150,000 shares as its portion of the settlement.


B.      On June 14, 1995, the Company offered 20 units of a Private
Placement (aggregating $500,000) to "Accredited Investors." Each unit consisted of (a) a $25,000 10% Senior Subordinated Note due June 1, 1998 and (b) a three year redeemable warrant to purchase 12,500 shares of the Company's common stock at an exercise price of $2.00 per share. (The exercise price could fall below $2.00 per share in year 3 under certain conditions.) Interest payments on the Notes shall be made semi-annually on each June 1 and December 1 commencing December 1, 1995 at the rate of 10% per annum or, if the holder elects to receive interest payments in Common Stock, at the rate of 12% per annum. The Company may use 40% of the net proceeds of any future issuance of the shares of Common Stock (other than shares issued to employees, directors, consultants upon the exercise of Common Stock options) to prepay the Notes within sixty
(60) days of the receipt of such proceeds.

        The Company reserves the right to offer and sell up to five additional units.




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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      AMERICAN BUSINESS COMPUTERS
                                      CORPORATION


Date:  June 23, 1995                  By: GARY T. SALHANY
                                          ----------------------
                                          Gary T. Salhany
                                          Treasurer



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